Mail Stop 6010




January 12, 2006



Mr. David Vellequette
Senior Vice President and Chief Financial Officer
JDS Uniphase Corporation
1768 Automation Parkway
San Jose, CA 95131

	RE:	JDS Uniphase Corporation
		Form 10-K for the fiscal year ended June 30, 2005
		Filed September 30, 2005
		File No. 0-22874

Dear Mr.Vellequette:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.





							Sincerely,


							Martin F. James
							Senior Assistant Chief